Power of Attorney of Trustees/Directors

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned Trustees of Thrivent Mutual Funds, Thrivent Series Fund., Inc., Thrivent Core Funds, Thrivent Cash Management Trust, and Thrivent ETF Trust, and Directors of Thrivent Series Fund., Inc. (each, a “Fund” and collectively, the “Funds”), does hereby make, constitute and appoint Jill M. Forte, and John D. Jackson, and each or either of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such Trustee or Director, as applicable, of such Fund to a Registration Statement or Registration Statements, on Form N-14, Form N-1A, and all amendments, including pre-effective amendments, post-effective amendments, and any and all supplements or other instruments in connection therewith, to be filed by such Fund with the Securities and Exchange Commission, Washington, DC, in connection with the registration under the Securities Act of 1933 of shares of such Fund, and to file the same, with all exhibits thereto and other supporting documents, with such Commission, granting unto such attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned Trustees/Directors has hereunto set his or her hand this 16th day of August, 2022.

/s/ Janice B. Case	/s/ Robert J. Manilla	/

Janice B. Case	Robert J. Manilla

/s/ Robert J. Chersi	/s/ James A. Nussle

Robert J. Chersi	James A. Nussle

/s/ Arleas Upton Kea	/s/ David S. Royal

Arleas Upton Kea	David S. Royal

/s/ Michael W. Kremenak	/s/ James W. Runcie

Michael W. Kremenak	James W. Runcie

/s/ Paul R. Laubscher	/s/ Constance L. Souders

Paul R. Laubscher	Constance L. Souders